UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 8, 2013

Affinity Gaming
(Exact name of registrant as specified in its charter)

Nevada	000-54085	02-0815199
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3755 Breakthrough Way Suite 300 Las Vegas, NV	89135	(702) 341-2400
(Address of principal executive offices)	(Zip Code)	(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On March 8, 2013, at the request of Silver Point Capital, L.P and certain of its affiliates (“Silver Point”), representatives of Affinity Gaming (“Affinity,” “we” or “us”) met with representatives of Silver Point for the purpose of discussing certain corporate governance issues.

At the meeting, Silver Point proposed that we expand the size of Affinity Gaming's board of directors (the “Board” ) to seven members, and that the slate of directors nominated for election at our 2013 annual meeting of stockholders include a majority of new directors.

To facilitate a meaningful discussion amongst shareholders and Affinity with respect to the composition of the Board, we approved a supplement (the “Supplement”), effective March 8, 2013, to the Rights Agreement, dated December 21, 2012, between Affinity and American Stock Transfer & Trust Company, LLC (the “Rights Plan”), that clarifies that discussions between shareholders solely with respect to (i) the proposal to increase the size of the Board of Directors, and/or (ii) the election of directors at the 2013 annual meeting, will not result in such shareholders being deemed to be “beneficial owners” of the stock of other shareholders or otherwise trigger the Rights Plan.

Item 3.03 Material Modifications to Rights of Security Holders

The information set forth in Item 1.01 is incorporated herein by reference.

Item 8.01 Other Events.

On March 11, 2013, we issued a press release, a copy of which we have attached hereto as Exhibit 99.1 and incorporated herein by reference, announcing that we had met with Silver Point Capital, L.P for purposes of discussing corporate governance issues, and that we had approved changes to our Rights Plan to facilitate meaningful discussion amongst shareholders and Affinity with respect to the composition of the Board.

Item 9.01(d) Exhibits.

See the Exhibit Index set forth below for a list of exhibits included with this Current Report on Form 8-K.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned hereunto duly authorized.

Affinity Gaming

Date:	March 11, 2013	By:	/s/ Donna Lehmann
		Name:	Donna Lehmann
		Title:	Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated March 11, 2013